Middlesex Water Company Reports First Quarter 2026 Earnings
•Diluted earnings per share (“EPS”) of $0.57
•Invested $21 million in water and wastewater utility infrastructure during the three months ended March 31, 2026
•Declared $0.36 common stock cash dividend

ISELIN, N.J., April 30, 2026 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the first quarter ended March 31, 2026.
“Our first-quarter results reflect disciplined execution across our operations, capital program, and regulatory strategy,” said Nadine Leslie, Chair, President and Chief Executive Officer of Middlesex Water Company. “We remain focused on delivering reliable service, investing strategically for long-term growth, and advancing our MWC 2030 Vision. This performance underscores the strength of our fundamentals and the dedication of our employees in driving consistent operational and financial outcomes.”
First Quarter 2026 Results
Middlesex reported net income of $10.6 million and diluted EPS of $0.57, compared to net income of $9.5 million and diluted EPS of $0.53 for the same quarter in 2025.
Operating revenues for the quarter ended March 31, 2026, were $48.7 million, an increase of $4.4 million, compared to $44.3 million for the same quarter last year. Operating revenues increased $3.4 million in the Middlesex System due to increased wholesale demand, customer consumption and base rate increases and $0.8 million in the Tidewater System primarily attributable to increased customer consumption, customer growth and rate increases. Non-regulated and other operating revenues increased $0.2 million, primarily due to higher supplemental contract services.
Operating expenses for the quarter ended March 31, 2026, were $35.6 million, an increase of approximately $2.9 million, compared to $32.7 million for the same quarter last year. The increase is primarily driven by increased variable production costs from higher production resulting from increased customer demand, higher labor cost due to wage and employee headcount increases partially offset by higher capitalizable costs.
Selective and Sustainable Growth
Middlesex invested approximately $21 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during the three months ended March 31, 2026, or approximately 17% of its planned 2026 annual investment of $126 million.
Annual Meeting and Dividend Declared
Middlesex will hold its Annual Meeting on Tuesday, May 19, 2026, at 11:00 a.m. EDT. Shareholders may obtain instructions to access the meeting by visiting www.virtualshareholdermeeting.com/MSEX2026 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

As previously announced on April 24, 2026, the Company’s Board of Directors declared a second quarter cash dividend of $0.36 per common share. Dividends on common shares will be paid on June 1, 2026, to shareholders of record as of May 15, 2026. Middlesex has paid cash dividends each year since 1912 and has increased the dividends received by shareholders each calendar year for 53 consecutive years.

About Middlesex Water Company
Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.
Media Contact:
Summer DeFEO, Director of Communications
sdefeo@middlesexwater.com
(732) 638-7510
Investor Relations Contact:
Jennifer Ketschke, Director, Investor Relations and Treasury
InvestorRelations@middlesexwater.com
(732) 638-7523

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2026	2025

Operating Revenues	$48,714	$44,301

Operating Expenses:
Operations and Maintenance	23,012	21,109
Depreciation	7,036	6,527
Other Taxes	5,564	5,108

Total Operating Expenses	35,612	32,744

Operating Income	13,102	11,557

Other Income:
Allowance for Funds Used During Construction	633	372
Other Income, net	1,369	1,425

Total Other Income, net	2,002	1,797

Interest Charges	3,214	2,713

Income before Income Taxes	11,890	10,641

Income Taxes	1,285	1,162

Net Income	10,605	9,479

Preferred Stock Dividend Requirements	18	22

Earnings Applicable to Common Stock	$10,587	$9,457

Earnings per share of Common Stock:
Basic	$0.57	$0.53
Diluted	$0.57	$0.53

Average Number of
Common Shares Outstanding:
Basic	18,545	17,890
Diluted	18,575	17,951